Exhibit 99

CONTACT:

Rosanne Palacios

Vice President of Marketing

International Bancshares Corporation

(956) 726-6636

Judith Wawroski

Vice President

International Bancshares Corporation

(956) 722-7611

FOR IMMEDIATE RELEASE:

International Bancshares Corporation Extends its Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—December 31, 2003—International Bancshares Corporation (NASDAQ:IBOC) announced that on December 18, 2003, its board of directors extended the termination date on its stock repurchase program.  The Company is now authorized to conduct stock repurchases through December 2004, compared to the prior program termination date of December 2003.  Under the program, the Company is authorized to repurchase up to $175 million of its common stock.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of November 30, 2003, a total of 3,630,761 shares had been repurchased under this program at a total cost of approximately $144.2 million, which shares are now reflected as 5,661,434 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $165.2 million in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $7.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and over 200 ATMs serving 34 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.